Exhibit 11 under Form N-1A
                           Exhibit 23 under Item 601/Reg. S-K


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the references to our firm under the captions `Financial Highlights''and ``Independent Auditors'' in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A No. 33-52149) and the related Prospectuses and to the incorporation therein of our reports dated January 17, 1997 with respect to the financial statements included in each Annual Report for Federated Asia Pacific Growth Fund, Federated Emerging Markets Fund, Federated European Growth Fund, Federated International High Income Fund, Federated International Small Company Fund, Federated Latin American Growth Fund, and Federated World Utility Fund, portfolios of World Investment Series, Inc.

                                             ERNST & YOUNG LLP

Pittsburgh, Pennsylvania